Exhibit (a)(1)(D)
Offer to Purchase for Cash
by
X FINANCIAL
Up to 2 Million of its American Depositary Shares
At a Cash Purchase Price of $4.52 per ADS

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M. NEW YORK CITY TIME, JULY 12, 2024, UNLESS THE
OFFER IS EXTENDED OR TERMINATED (SUCH DATE AND TIME, AS THEY MAY
BE EXTENDED, THE “EXPIRATION DATE”).

To Brokers, Dealers, Banks, Trust Companies and Other Nominees:
X Financial, an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company,” “X Financial,” “we,” “our” or “us”), is offering to purchase 2 million American Depositary Shares (the “ADSs”) of the Company, each representing six Class A ordinary shares, par value $0.0001 per share, for purchase by us at a price of $4.52 per ADS (the “Purchase Price”) in cash, less any applicable withholding taxes, less a cancellation fee of $0.05 per ADS accepted for purchase in the Offer that will be paid to The Bank of New York Mellon, the Company’s ADS depositary (the “ADSs Depositary”), and without interest, upon the terms and subject to the conditions described in the Offer to Purchase, dated June 5, 2024 (together with any amendments or supplements thereto, the “Offer to Purchase”),, in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”) and in other related materials as may be amended or supplemented from time to time (collectively, with the Offer to Purchase and Letter of Transmittal, the “Offer”).
Upon the terms and subject to the conditions of the Offer, if 2 million ADSs or less are properly tendered and not properly withdrawn prior to the Expiration Date, the Company will purchase all ADSs properly tendered. All ADSs acquired, if any, in the Offer will be acquired at the Purchase Price. Only ADSs properly tendered and not properly withdrawn will be purchased. However, because of proration and the conditional tender provisions described in the Offer to Purchase, the Company may not purchase all of the ADSs tendered if more than 2 million ADSs are properly tendered and not properly withdrawn.
Capitalized terms used herein and not defined herein shall have the meanings given to them in the Offer to Purchase. The description of the Offer in this letter is only a summary and is qualified by the terms and conditions of the Offer set forth in the Offer to Purchase, the Letter of Transmittal and other related materials.
The Company will not purchase any ADSs tendered at prices in excess of the Purchase Price.   When used together with a specific time, the term “Expiration Date” refers to the date on which the Offer expires. Upon the terms and subject to the conditions of the Offer, if 2 million ADSs or fewer are properly tendered and not properly withdrawn, the Company will purchase all ADSs properly tendered and not properly withdrawn prior to the Expiration Date. Only ADSs properly tendered and not properly withdrawn will be purchased in the Offer upon the terms of and subject to the conditions of the Offer (including proration and conditional tender provisions described in the Offer to Purchase). Under no circumstances will interest be paid on the Purchase Price for the ADSs regardless of any delay in making such payment. All ADSs acquired in the Offer, if any, will be acquired at the Purchase Price. The Company reserves the right, in its sole discretion, to increase or decrease the Purchase Price and to increase or decrease the number of ADSs sought in the Offer, subject to applicable law. In accordance with the rules of the Securities and Exchange Commission, if more than 2 million ADSs are properly tendered in the Offer, the Company may increase the number of ADSs accepted for payment in the Offer by no more than 2% of the outstanding ADSs, or increase the aggregate purchase price of ADSs by no more than 2%, without extending the Offer.
The Company reserves the right, in its sole discretion, to (i) upon the occurrence of any of certain conditions to the Offer more specifically described in the Offer to Purchase, (a) terminate the Offer and return all tendered ADSs to the tendering securityholders, (b) extend the Offer and, subject to the withdrawal rights set forth in the Offer to Purchase, retain all of the tendered ADSs until the expiration of the Offer as so extended, (c) waive a condition to the Offer and, subject to any requirement to extend the period of time during which the Offer is open, purchase all of the ADSs properly tendered and not properly withdrawn prior to the Expiration Date, subject to proration, or (d) delay acceptance for payment of or payment for ADSs, subject to applicable law, until satisfaction or waiver of such condition, or (ii) amend the Offer in any respect, subject to applicable law.
If the terms and conditions of the Offer have been satisfied or waived and 2 million ADSs or less are properly tendered and not properly withdrawn prior to the Expiration Date, we will buy all ADSs properly tendered.
Upon the terms and subject to the conditions of the Offer, if more than 2 million ADSs, or such greater number of ADSs as we may elect to purchase, subject to applicable law, have been properly tendered and not properly withdrawn prior to the Expiration Date, we will purchase properly tendered and not properly withdrawn ADSs on a pro rata basis with appropriate adjustments to avoid purchases of fractional ADSs, as described below. Such proration will apply to all securityholders without priority. If proration of tendered ADSs is required, we will determine the proration factor promptly following the Expiration Date. Subject to adjustment to avoid the purchase of fractional ADSs, proration for each beneficial owner tendering ADSs will be based on the ratio of the number of ADSs properly tendered and not properly withdrawn by the beneficial owner to the total number of ADSs properly tendered and not properly withdrawn by all securityholders.
As a result of the foregoing priorities applicable to the purchase of ADSs properly tendered, it is possible that fewer than all ADSs tendered by a securityholder will be purchased or that, if a tender is conditioned upon the purchase of a specified number of ADSs, none of those ADSs will be purchased even though those ADSs were properly tendered and not properly withdrawn. ADSs not purchased in the Offer, including ADSs not purchased because of proration or conditional tender, will be returned to the tendering securityholders at the Company’s expense promptly after the Expiration Date. See Section 1, Section 3 and Section 5 of the Offer to Purchase.
The Offer is not conditioned on any minimum number of ADSs being tendered. The Offer is, however, subject to certain other conditions. See Section 7 of the Offer to Purchase.
For your information and for forwarding to those of your clients for whom you hold ADSs registered in your name or in the name of your nominee, we are enclosing the following documents:
1.   The Offer to Purchase;
2.   The Letter of Transmittal for your use and for the information of your clients;
3.   Notice of Guaranteed Delivery to be used to accept the Offer if all required documents cannot be delivered to the Depositary, or if the procedure for book-entry transfer cannot be completed, before the Expiration Date, as described in Section 3 of the Offer to Purchase;
4.   A letter to clients that you may send to your clients for whose accounts you hold ADSs registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and
5.   A return envelope addressed to Broadridge Corporate Issuer Solutions, LLC, as Depositary for the Offer.
The Company’s Board of Directors has authorized the Company to make the Offer. However, none of the Company, the members of its Board of Directors or Broadridge Corporate Issuer Solutions, LLC, the depositary (the “Depositary”) and the information agent (the “Information Agent”) for the Offer, makes any recommendation to any securityholder as to whether to tender or refrain from tendering any ADSs. None of the Company, the members of its Board of Directors, the Depositary or the Information Agent has authorized any person to make any recommendation to you as to whether you should tender or refrain from tendering your ADSs. Securityholders should carefully evaluate all information in the Offer to Purchase and the Letter of Transmittal, and should consult their own financial and tax advisors. Securityholders must decide whether to tender or refrain from tendering their ADSs. In doing so, a securityholder should read carefully the information in the Offer to Purchase and the Letter of Transmittal before making any decision with respect to the Offer.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JULY 12, 2024, UNLESS THE OFFER IS EXTENDED.
For ADSs to be tendered properly pursuant to the Offer, one of the following must occur: (i) confirmation of receipt of such ADSs pursuant to the procedure for book-entry transfer set forth in Section 3 of the Offer to Purchase, together with (a) a properly completed and duly executed Letter of Transmittal, including any required signature guarantees and any documents required by the Letter of Transmittal, or (b) an Agent’s Message (as defined in Section 3 of the Offer to Purchase) in the case of a book-entry transfer must be received before the Expiration Date by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase or (ii) securityholders who cannot deliver all required documents to the Depositary, or cannot complete the procedures for book-entry transfer prior to the Expiration Date, must properly complete and duly execute the Notice of Guaranteed Delivery pursuant to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.
The Company will not pay any fees or commissions to brokers, dealers, commercial banks or trust companies or other nominees (other than fees to the Information Agent, as described in Section 15 of the Offer to Purchase) for soliciting tenders of ADSs pursuant to the Offer. The Company will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of ADSs held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of the Company, the Information Agent or the Depositary for purposes of the Offer. The Company will pay or cause to be paid all stock transfer taxes, if any, on its purchase of the ADSs except as otherwise provided in the Offer to Purchase or Instruction 6 in the Letter of Transmittal.
Any inquiries you may have with respect to the Offer may be addressed to the Information Agent at the address and telephone number appearing on Schedule I to the Offer to Purchase.
Additional copies of the Offer to Purchase, the Letter of Transmittal and other related materials may also be obtained from the Information Agent for the Offer by calling toll-free at (855) 793-5068.
Very truly yours,
Broadridge Corporate Issuer Solutions, LLC
NOTHING CONTAINED IN THIS DOCUMENT OR IN THE ENCLOSED DOCUMENTS WILL MAKE YOU OR ANY OTHER PERSON AN AGENT OF THE COMPANY, THE INFORMATION AGENT OR THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED AND THE STATEMENTS CONTAINED IN THOSE DOCUMENTS.